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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

           Date of Report (Date of earliest event) August 23, 2000
                                                   ---------------



                           BELDEN & BLAKE CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)



      Ohio                                    0-20100                               34-1686642
------------------------------           ------------------------------         ----------------------------------
(State or other jurisdiction of          (Commission File Number)               (IRS Employer Identification No.)
incorporation)
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5200 Stoneham Road, North Canton, Ohio                             44720
---------------------------------------------                  ----------------
(Address of principal executive offices)                          (Zip Code)

                                 (330) 499-1660
                         -----------------------------
               Registrant's telephone number, including area code





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Item 5.  Other Events
         ------------

         On August 23, 2000, Belden & Blake Corporation ("the Company") obtained a $125 million credit facility ("the Facility") comprised of a $100 million revolving credit facility ("the Revolver") and a $25 million term loan from Ableco Finance LLC and Foothill Capital Corporation. The new lenders assumed and amended the former credit facility. The Facility has a two year term. The
Facility allows for up to $40 million to be used to purchase the Company's outstanding 9 7/8% senior subordinated notes due 2007.

         The Revolver bears interest at two percentage points above the prime rate, payable monthly. Up to $20 million in letters of credit may be issued pursuant to the conditions of the Revolver. Up to $15 million of funds borrowed under the Revolver may be used to purchase the Company's outstanding 9 7/8% senior subordinated notes due 2007.

         Initial proceeds from the Revolver of approximately $66 million were used to assume the outstanding loans and pay interest due under the Company's former credit facility of approximately $46 million; repay a term loan of $14 million to Chase Manhattan Bank; pay fees and expenses associated with the new credit facility of approximately $4 million; and to close out certain natural gas hedging transactions with Chase Manhattan Bank. Approximately $34 million of borrowing capability for general corporate purposes remains available under the Revolver.

         No amounts were drawn under the term loan as of August 23, 2000. The term loan commitment will terminate in four months if not drawn during that period. Proceeds from the term loan may only be used to purchase the Company's outstanding 9 7/8% senior subordinated notes due 2007. The Company will pay an additional 2% fee on funds borrowed under the term loan (if any) and such funds will bear interest at three percentage points above the prime rate, payable monthly. Funds repaid against borrowings from the term loan may not be reborrowed.

         The Facility will be secured by a security interest in all of the Company's assets and be subject to periodic borrowing base determinations. The borrowing base will be the lesser of $125 million or the sum of (i) 65% of the value of the Company's proved developed producing reserves subject to a mortgage; (ii) 45% of the value of the Company's proved developed non-producing reserves subject to a mortgage; and (iii) 40% of the value of the Company's proved undeveloped reserves subject to a mortgage. The price forecast used for calculation of the future net income from proved reserves will be the three-year
NYMEX strip for oil and natural gas as of the date of the reserve report. Prices beyond three years will be held constant. Prices are adjusted for basis differential, fixed price contracts and financial hedges in place. The present value (using a 10% discount rate) of the Company's future net income at July 1, 2000, under this formula was approximately $205 million for all proved reserves of the Company and $168 million for properties secured by a mortgage.

         The Facility is subject to certain financial covenants. These include a senior interest coverage ratio ranging from 6.0 to 1 at September 30, 2000, to
3.2 to 1 at June 30, 2002; and a senior

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debt leverage ratio ranging from 2.7 to 1 at September 30, 2000 to 3.2 to 1 at
June 30, 2002. These ratios will be calculated quarterly based on the financial results of the previous four quarters. In addition, the Company is required to maintain a current ratio (including available borrowing capacity and excluding debt and accrued interest) of at least 1 to 1 and maintain liquidity of at least
$5 million.


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Signatures
----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    August 23, 2000        BELDEN & BLAKE CORPORATION
         ---------------        (Registrant)


                                By : /s/ John L. Schwager
                                    --------------------------------------------
                                John L. Schwager
                                Director, President, and Chief Executive Officer